Exhibit 99.2

2023 INDUCEMENT PLAN

FORM OF STOCK OPTION GRANT PACKAGE

TAYSHA GENE THERAPIES, INC.

STOCK OPTION GRANT NOTICE

(2023 INDUCEMENT PLAN)

Taysha Gene Therapies, Inc. (the “Company”), pursuant to the Company’s 2023 Inducement Plan (the “Plan”), has granted to you (“Optionholder”) an option to purchase the number of shares of the Common Stock set forth below (the “Option”). Your Option is subject to all of the terms and conditions as set forth herein and in the Plan, and the Stock Option Agreement and the Notice of Exercise, all of which are incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Stock Option Agreement shall have the meanings set forth in the Plan or the Stock Option Agreement, as applicable.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares of Common Stock Subject to Option:
Exercise Price (Per Share):
Total Exercise Price:
Expiration Date:

Type of Grant:	Nonstatutory Stock Option

Exercise and Vesting Schedule:	Subject to Optionholder’s Continuous Service through each applicable vesting date, the Option will vest as follows:

[_____]

Optionholder Acknowledgements: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:

•

The Option is governed by this Stock Option Grant Notice (this “Grant Notice”), and the provisions of the Plan and the Stock Option Agreement and the Notice of Exercise, all of which are made a part of this document. Unless otherwise provided in the Plan or the Stock Option Agreement, this Grant Notice and the Stock Option Agreement (together, the “Option Agreement”) may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company.

•

You consent to receive the Option Agreement, the Plan, the Prospectus and any other Plan-related documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

•

You have read and are familiar with the provisions of the Plan, the Option Agreement, the Notice of Exercise and the Prospectus. In the event of any conflict between the provisions in the Option Agreement, the Notice of Exercise, or the Prospectus and the terms of the Plan, the terms of the Plan shall control.

•

The Option Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of other equity awards previously granted to you and any written employment agreement, offer letter or other written agreement between the Company and you in each case that specifies the terms that should govern this Option.

1.

•

Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

TAYSHA GENE THERAPIES, INC.	OPTIONHOLDER:

By:
Signature	Signature

Title:	Date:
Date:

ATTACHMENTS: Stock Option Agreement, 2023 Inducement Plan, Notice of Exercise

ATTACHMENT I

TAYSHA GENE THERAPIES, INC.

STOCK OPTION AGREEMENT

(2023 INDUCEMENT PLAN)

As reflected by your Stock Option Grant Notice (“Grant Notice”), Taysha Gene Therapies, Inc. (the “Company”) has granted you an option under the Company’s 2023 Inducement Plan (the “Plan”) to purchase a number of shares of Common Stock at the exercise price indicated in your Grant Notice (the “Option”). The Option is granted in compliance with Nasdaq Listing Rule 5635(c)(4) as a material inducement to you entering into employment with the Company. The terms of your Option as specified in the Grant Notice and this Stock Option Agreement constitute your “Option Agreement.” Capitalized terms not explicitly defined in this Option Agreement but defined in the Grant Notice or the Plan shall have the meanings set forth in the Grant Notice or Plan, as applicable.

The general terms and conditions applicable to your Option are as follows:

1. GOVERNING PLAN DOCUMENT. Your Option is subject to all the provisions of the Plan, including but not limited to the provisions in:

(a) Section 6 regarding the impact of a Capitalization Adjustment, dissolution, liquidation, or Corporate Transaction on your Option;

(b) Section 9(e) regarding the Company’s or an Affiliate’s retained rights to terminate your Continuous Service notwithstanding the grant of the Option; and

(c) Section 8 regarding the tax consequences of your Option.

Your Option is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the Option Agreement and the provisions of the Plan, the provisions of the Plan shall control.

2. EXERCISE.

(a) You may generally exercise the vested portion of your Option for whole shares of Common Stock at any time during its term by delivery of payment of the exercise price and applicable withholding taxes and other required documentation to the Plan Administrator in accordance with the exercise procedures established by the Plan Administrator, which may include an electronic submission. Please review Sections 4(i), 4(j) and 7(b)(v) of the Plan, which may restrict or prohibit your ability to exercise your Option during certain periods.

(b) To the extent permitted by Applicable Law, you may pay your Option exercise price as follows:

(i) cash, check, bank draft or money order;

(ii) subject to Company and/or Committee consent at the time of exercise, pursuant to a “cashless exercise” program as further described in Section 4(c)(ii) of the Plan if at the time of exercise the Common Stock is publicly traded;

(iii) subject to Company and/or Committee consent at the time of exercise, by delivery of previously owned shares of Common Stock as further described in Section 4(c)(iii) of the Plan; or

(iv) subject to Company and/or Committee consent at the time of exercise, by a “net exercise” arrangement as further described in Section 4(c)(iv) of the Plan.

3. TERM. You may not exercise your Option before the commencement of its term or after its term expires. The term of your Option commences on the Date of Grant and expires upon the earliest of the following:

(a) immediately upon the termination of your Continuous Service for Cause;

(b) three months after the termination of your Continuous Service for any reason other than Cause, Disability or death;

(c) 12 months after the termination of your Continuous Service due to your Disability;

(d) 18 months after your death if you die during your Continuous Service;

(e) immediately upon a Corporate Transaction if the Board has determined that the Option will terminate in connection with a Corporate Transaction;

(f) the Expiration Date indicated in your Grant Notice; or

(g) the day before the 10th anniversary of the Date of Grant.

Notwithstanding the foregoing, if you die during the period provided in Section 3(b) or 3(c) above, the term of your Option shall not expire until the earlier of (i) 18 months after your death, (ii) upon any termination of the Option in connection with a Corporate Transaction, (iii) the Expiration Date indicated in your Grant Notice, or (iv) the day before the tenth anniversary of the Date of Grant. Additionally, the Post-Termination Exercise Period of your Option may be extended as provided in Section 4(i) of the Plan.

4. WITHHOLDING OBLIGATIONS.

(a) You acknowledge that regardless of any action taken by the Company or, if different, the Affiliate to which you provide services (the “Service Recipient”), the ultimate liability for Tax-Related Items is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. You further acknowledge that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, its grant, vesting or exercise, the issuance of shares of Common Stock upon exercise, the subsequent sale of shares of Common Stock and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the Option or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items. Further, if you become subject to taxation in more than one jurisdiction, you acknowledge that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Service Recipient, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation paid to you by the Company or the Service Recipient; (ii) allowing or requiring you to make a cash payment to cover the Tax-Related Items; (iii) withholding from proceeds of the sale of shares of Common Stock acquired upon exercise of the Option either through a voluntary sale or a mandatory sale arranged by the Company (on your behalf pursuant to this authorization and without further consent); (iv) withholding from the shares of Common Stock to be issued to you upon exercise of the Option; or (v) any other method of withholding determined by the Company and permitted by Applicable Law.

(c) The Company and/or the Service Recipient may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates including minimum and maximum rates applicable in your jurisdiction. In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in shares of Common Stock) from the Company or the Service Recipient; otherwise, you may be able to seek a refund from the local tax authorities. In the event of under-withholding, you may be required to pay any additional Tax-Related Items directly to the applicable tax authority. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the exercised Option, notwithstanding that a number of shares of Common Stock is held back solely for the purpose of paying the Tax-Related Items.

(d) You agree to pay to the Company or the Service Recipient any amount of Tax-Related Items that the Company or the Service Recipient may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver shares of Common Stock, or the proceeds from the sale of shares of Common Stock, if you fail to comply with your obligations in connection with the Tax-Related Items.

5. NO ADVICE REGARDING GRANT. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock. You should consult with your own personal tax, legal and financial advisors regarding the tax and legal consequences of the Option before taking any action related to the Plan and, by signing the Grant Notice, you have agreed that you have done so or knowingly and voluntarily declined to do so. You understand that you (and not the Company) shall be responsible for your own liability that may arise as a result of your participation in the Plan. As a condition to accepting the Option, you hereby agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from the Option.

6. TRANSFERABILITY. Except as otherwise provided in the Plan, your Option is not transferable, except by will or by the applicable laws of descent and distribution, and is exercisable during your life only by you.

7. CORPORATE TRANSACTION. Your Option is subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.

8. SEVERABILITY. If any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

9. WAIVER. You acknowledge that a waiver by the Company of a breach of any provision of the Option Agreement shall not operate or be construed as a waiver of any other provision of the Option Agreement, or of any subsequent breach of the Option Agreement.

10. EXECUTION OF DOCUMENTS. You hereby acknowledge and agree that the manner selected by the Company by which you indicate your consent to your Grant Notice is also deemed to be your execution of your Grant Notice and of this Option Agreement. You further agree that such manner of indicating consent may be relied upon as your signature for establishing your execution of any documents to be executed in the future in connection with your Option. Specifically, the Company may in its sole discretion decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

11. CHOICE OF LAW. The interpretation, performance and enforcement of this Option Agreement shall be governed by the laws of the State of Delaware without regard to that state’s conflicts of laws rules. For purposes of any action, lawsuit or other proceeding brought to enforce the Option Agreement, relating to it, or arising from it, the parties hereby submit to the sole and exclusive jurisdiction of the courts of Dallas County or the federal courts for the United States for the Northern District of Texas, and no other courts where this grant is made and/or to be performed.

12. AMENDMENT; IMPOSITION OF OTHER REQUIREMENTS. This Option Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Option Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Option Agreement, so long as a copy of such amendment is delivered to you, and provided that, except as otherwise expressly provided in the Plan, no such amendment materially adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Option Agreement in any way it may deem necessary or advisable to carry out the purpose of your Option as a result of any change in Applicable Law or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of your Option which is then subject to restrictions as provided herein. Further, the Company reserves the right to impose other requirements on your participation in the Plan, on the Option and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

13. OTHER DOCUMENTS. You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus. In addition, you acknowledge receipt of the Company’s Trading Policy.

14. QUESTIONS. If you have questions regarding these or any other terms and conditions applicable to your Option, including a summary of the applicable federal income tax consequences, please see the Prospectus.

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ATTACHMENT II

TAYSHA GENE THERAPIES, INC.

2023 INDUCEMENT PLAN

ATTACHMENT III

TAYSHA GENE THERAPIES, INC.

NOTICE OF EXERCISE

(2023 INDUCEMENT PLAN)

TAYSHA GENE THERAPIES, INC.

3000 Pegasus Park Drive, Suite 1430

Dallas, Texas 95247

Date of Exercise: _______________

This constitutes notice to Taysha Gene Therapies, Inc. (the “Company”) that I elect to purchase the below number of shares of Common Stock of the Company (the “Shares”) by exercising my Option for the price set forth below. Capitalized terms not explicitly defined in this Notice of Exercise but defined in the Stock Option Grant Notice, Stock Option Agreement or 2023 Inducement Plan (the “Plan”) shall have the meanings set forth in the Stock Option Grant Notice, Stock Option Agreement or the Plan, as applicable. Use of certain payment methods is subject to Company and/or Committee consent and certain additional requirements set forth in the Stock Option Agreement and the Plan.

Type of option:	Nonstatutory
Date of Grant:
Number of Shares as to which Option is exercised:
Certificates to be issued in name of:
Total exercise price:	$___________
Cash, check, bank draft or money order delivered herewith:	$___________
Value of ________ Shares delivered herewith:	$___________
Regulation T Program (cashless exercise)	$___________
Value of _______ Shares pursuant to net exercise:	$___________

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Plan, the Stock Option Grant Notice and the Stock Option Agreement, and (ii) to satisfy the withholding obligations for Tax-Related Items, if any, relating to this Option as set forth in the Stock Option Agreement.

Very truly yours,